Exhibit 99.1

Concur Reports Results for Third Quarter of Fiscal 2013

BELLEVUE, Wash., July 31, 2013 /PRNewswire/ -- Concur (Nasdaq: CNQR) today reported financial results for its third quarter ended June 30, 2013.

Concur reported total revenue for the third quarter of fiscal 2013 of $138.7 million, up 23% from the year-ago quarter and up 9% from the prior quarter. GAAP net income attributable to Concur for the fiscal 2013 third quarter was $2.8 million, or $0.05 per share. Fiscal 2013 third quarter non-GAAP pretax income was $22.4 million, or $0.39 per share.

"Concur has two primary missions that drive everything we do. We want every company in the world to process their expense reports using our solutions and we want to transform the global business travel industry to help the entire ecosystem operate more efficiently and deliver a delightful customer experience for every traveler. The third quarter was a perfect reflection of those objectives as we continued to expand our customer reach and drive the innovation agenda for our industry," said Steve Singh, Chairman and CEO of Concur.

"The June quarter, which was highlighted by a 9% sequential increase in revenue, marked one of our busiest periods ever for new customer deployments which helped drive record revenue. And while that execution drove our short term financial success, we also continued to create a sizable foundation for sustaining our long term growth through strong new customer growth, adding new federal government agencies, investing in several emerging travel technology companies, acquiring leading solutions for Travel Management Company ("TMC") mid-office technology and data analytics, and bolstering our balance sheet through a successful convertible bond offering. We are excited to keep working with our customers and industry partners to take the business traveler experience to a new level."

Financial Highlights

  Total revenue was $138.7 million for the third quarter of fiscal 2013, an increase of approximately 23% compared to the year-ago quarter, and up 9% sequentially.
  GAAP pre-tax income was $6.8 million, compared to a GAAP pre-tax loss of $2.4 million in the year-ago quarter.  GAAP net income attributable to Concur was $2.8 million, or $0.05 net income per share, for the third quarter of fiscal 2013, compared to GAAP net income of $6.9 million, or $0.12 net income per share, for the year-ago quarter.
  Non-GAAP pretax income was $22.4 million, or $0.39 per share, for the third quarter of fiscal 2013, compared to $19.2 million, or $0.34 per share, for the year-ago quarter. Please refer to "About Concur's Non-GAAP Financial Measures" below for an explanation of our non-GAAP financial measures used in this press release.
  Non-GAAP operating margin was 17.6% for the third quarter of fiscal 2013, compared to 18.9% for the year-ago quarter.
  GAAP cash flows from operations were $28.0 million for the third quarter of fiscal 2013.

Recent Business Highlights

  Concur is revolutionizing the corporate travel industry by driving innovation for travelers, businesses and suppliers to fuel The Perfect Trip™.  The Company's mission to make travel better for the entire travel ecosystem is supported by product development efforts and partner initiatives around The Concur® T&E Cloud, Concur® Open Booking and Concur® Big Data.
    Concur is enabling transactions booked through travel supplier web sites to automatically appear in Concur, delivering complete visibility, streamlined expense reporting and enhanced duty of care data back to corporate clients, regardless of where travel was booked.  During the quarter, more than 100 clients signed up for Concur's Open Booking services to provide their travelers with increased flexibility and choice when making travel reservations, while still maintaining the control and visibility that makes Concur T&E so valuable.
    TripIt launched a mobile version of TripIt for Teams, the popular version of TripIt that keeps all travelers in an organization, department or company organized in one place.  Planners can view trip dates and destinations at-a-glance—in a list, map or team calendar—as well as detailed itineraries for each traveler they manage. In addition, both travel planners and travelers can easily subscribe to the teams' travel calendar to sync trip plans on their devices.
    TripIt Pro added Seat Tracker which alerts travelers when a better seat may be available on their flight. With Seat Tracker, flyers can define their preferred seats and be the first to know when the seat they want can be claimed.
  Concur continued to extend its leadership position in travel and expense management, adding a significant number of new clients globally. The Company continued to see strong demand within its core enterprise customer segment and to experience rapid growth in the SMB market and emerging international markets as these businesses look to capitalize on the benefits of an integrated travel and expense management solution.
  Several new federal agencies signed up for the company's E-Gov Travel Service 2 (ETS2) solution to help them realize the cost savings, compliance benefits, and reporting capabilities that result from using an integrated travel and voucher management service to better manage the total cost of a trip. Concur is partnering with some of the nation's largest TMCs, as well as a number of smaller TMCs, to serve the government through the ETS2 award. Under Concur's Embedded TMC program, more than ten TMCs are supporting ETS2 and providing federal agencies with efficient, cost-effective travel management services and delivering real savings to the American taxpayer. Additionally, during the third quarter, the Federal Emergency Management Agency (FEMA) became the first agency to go live with Concur's ETS2 solution.
  Concur acquired leading TMC technology solutions from GDSX and TRX.  The integration of the acquired solutions for mid-office and data analytics into the Concur T&E Cloud will enable TMCs, partners and third-party developers to enhance existing services and drive innovation in a way that benefits the entire travel ecosystem. By integrating GDSX and TRX into the Concur T&E Cloud, Concur will enable seamless linking to suppliers, technology providers, corporations, and travelers.  For Concur's TMC clients, this will help to create efficiency and value throughout the travel ecosystem.
  Concur completed new investments through the Concur Perfect Trip™ Fund, the Company's initiative to allocate $150 million in capital to invest in and nurture emerging companies in the T&E Cloud. New and expanded investments included:
    StayNTouch, who is developing next-generation property management solutions to enable hotels to operate and interact with their guests through a cloud platform
    Trover, a mobile app that allows its community of travelers to share and explore discoveries in a highly visual way
    Yapta, a leading provider of Intelligent Price Tracking™ for the travel industry.
  Concur completed an offering of $488.75 million aggregate principal amount of 0.50% convertible senior notes due in 2018. In connection with the offering, Concur entered into convertible note hedge and warrant transactions. The warrants have an initial exercise price of approximately $138.48 per share. The net proceeds from the offering were approximately $475 million after payment of the initial purchasers' discounts and estimated offering expenses payable by Concur.

Business Outlook

The following statements are based on our current expectations and we do not undertake any duty to update them. These statements are forward-looking and inherently uncertain. Actual results may differ materially as a result of the factors identified below, the factors identified in our public filings made with the Securities and Exchange Commission, or other factors. Please also refer to "About Concur's Non-GAAP Financial Measures" below for an explanation of our non-GAAP financial measures and a reconciliation of those measures to GAAP equivalents.

  Concur expects revenue for the fourth quarter of fiscal 2013 to grow approximately 29% year-over-year from the fourth quarter of fiscal 2012. The fourth quarter revenue forecast includes a nominal contribution of revenue, net of purchase accounting adjustments, from the Company's recent acquisitions. For the fourth quarter of fiscal 2013, Concur expects non-GAAP pretax income per share to be $0.39. Non-GAAP pretax income excludes the effects of non-cash related items such as stock-based compensation expenses, amortization of intangible assets, and the accretion of the discount on our senior convertible notes.  It also excludes the non-cash accounting implications and cash fees and expenses of acquisitions and other related strategic activity in which the Company may deploy capital.
  Concur expects fiscal 2013 revenue to grow approximately 23% year-over-year from fiscal 2012.
  Concur expects fiscal 2013 non-GAAP pretax income per share to be at least $1.32. Fourth quarter and fiscal 2013 non-GAAP pretax income are affected by the dilutive impact of the company's recent acquisitions and convertible note offering.
  Concur expects fiscal 2013 non-GAAP operating margin to be approximately 16%.
  Concur expects cash flows from operations in fiscal 2013 to be at least $79 million, excluding the TripIt contingent consideration settlement, excess tax benefits from share based compensation, and transaction costs related to acquisitions.  Cash flow from operations in the fourth quarter of fiscal 2013 is affected by the dilutive impact from the company's recent acquisitions. The Company expects capital expenditures to be greater than typical range of 6-8% of fiscal 2013 revenue.

All company or product names are trademarks and/or registered trademarks of their respective owners.

This press release contains forward-looking statements that are inherently uncertain. These forward-looking statements, such as the statements made by Mr. Singh, are based on Concur's current expectations and involve many risks and uncertainties that could cause actual results to differ materially from current expectations. Factors that could cause or contribute to actual results differing from current expectations include, but are not limited to: potential difficulties in connection with recent business and asset acquisitions, including achievement of the anticipated benefits of these acquisitions or the broader integration of such businesses with Concur; adverse economic or market conditions, which may cause customers and prospects to delay or reduce purchases of our products and services, cause customers to reduce business travel and correspondingly reduce the use of our products and services, reduce the ability of customers, channel partners, vendors and suppliers to fulfill their obligations to us, increase volatility of our stock price and foreign exchange rates, and otherwise adversely affect our operations and financial performance; potential delays in market adoption and penetration of our subscription service offerings; potential difficulties associated with our deployment and support of our products and services; our ability to manage expected growth of our subscription service offerings; the scalability and security of our computer networks and hosting infrastructure for our subscription service offerings; risks associated with the privacy and protection of information while in our possession; potential increases in the rate of attrition of customers of our subscription service offerings; the level of investment in information technology by our customers; the level of business travel that may reduce the use of our products and services or inhibit new sales of our products and services; potential difficulties associated with strategic relationships and with development of new products and services; risks or difficulties associated with expansion into new geographic markets; uncertain market acceptance of recently-introduced or future products and services; and risks associated with our financing and investment activities.

Please refer to the Company's public filings made with the Securities and Exchange Commission at www.sec.gov for additional and more detailed information on risk factors that could cause actual results to differ materially from current expectations. Concur assumes no obligation to update the forward-looking information contained in this press release.

Concur Technologies, Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30		Nine Months Ended June 30
	2013	2012	2013	2012
Revenues	$ 138,710	$ 113,167	$ 388,878	$ 321,945
Expenses:
Cost of operations	36,545	32,033	108,105	91,288
Sales and marketing	56,111	45,217	166,571	127,440
Systems development and programming	12,724	11,713	40,750	31,460
General and administrative	20,924	18,767	60,836	50,511
Revaluation of contingent consideration	(6,109)	(3,281)	(3,977)	(6,858)
Amortization of intangible assets	4,715	5,177	13,718	13,776
Total expenses	124,910	109,626	386,003	307,617
Operating income	13,800	3,541	2,875	14,328
Other income (expense):
Interest income	502	516	1,546	1,528
Interest expense	(6,870)	(4,859)	(16,966)	(14,421)
Loss from equity investments	(589)	(982)	(1,957)	(2,048)
Other, net	(22)	(600)	(583)	(1,023)
Total other expense	(6,979)	(5,925)	(17,960)	(15,964)
Income (loss) before income tax	6,821	(2,384)	(15,085)	(1,636)
Income tax expense (benefit)	4,237	(9,148)	2,502	(2,490)
Consolidated net income (loss)	2,584	6,764	(17,587)	854
Less: income attributable to noncontrolling interest	231	142	725	346
Net Income (loss) attributable to Concur	$ 2,815	$ 6,906	$ (16,862)	$ 1,200
Net income (loss) per share attributable to Concur common stockholders:
Basic	$ 0.05	$ 0.13	$ (0.30)	$ 0.02
Diluted	0.05	0.12	(0.30)	0.02
Weighted average shares used in computing net income (loss) per share:
Basic	55,845	54,778	55,506	54,465
Diluted	59,290	57,500	55,506	56,631

Concur Technologies, Inc.
Consolidated Balance Sheets
(In thousands, except per share amounts)
(Unaudited)

	June 30,	September 30,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$ 496,953	$ 302,274
Short-term investments	422,364	201,062
Accounts receivable, net of allowance of $1,924 and $1,507	103,439	86,591
Deferred tax assets	8,808	12,929
Deferred costs and other assets	56,724	47,312
Total current assets	1,088,288	650,168
Non-current assets:
Property and equipment, net	78,021	57,391
Investments	80,448	65,621
Deferred costs and other assets	42,349	42,650
Intangible assets, net	97,537	105,895
Deferred tax assets	5,495	17,657
Goodwill	289,755	281,892
Total assets	$ 1,681,893	$ 1,221,274
Liabilities and equity
Current liabilities:
Accounts payable	$ 13,787	$ 12,674
Customer funding liabilities	40,103	29,239
Accrued compensation	21,671	31,261
Acquisition-related liabilities	261	4,488
Acquisition-related contingent consideration	18,819	22,692
Other accrued expenses and liabilities	25,220	32,035
Deferred revenues	86,683	69,838
Senior convertible notes, net	262,075	251,607
Total current liabilities	468,619	453,834
Non-current liabilities:
Senior convertible notes, net	376,826	-
Deferred rent and other long-term liabilities	7,439	634
Deferred revenues	16,170	17,578
Tax liabilities	8,670	8,155
Total liabilities	877,724	480,201
Equity:
Concur stockholders' equity:
Common stock, $0.001 par value per share	56	55
Authorized shares: 195,000
Shares issued and outstanding: 55,867 and 55,058
Additional paid-in capital	943,888	861,301
Accumulated deficit	(134,147)	(117,285)
Accumulated other comprehensive loss	(6,048)	(3,579)
Total Concur stockholders' equity	803,749	740,492
Noncontrolling interests	420	581
Total equity	804,169	741,073
Total liabilities and equity	$ 1,681,893	$ 1,221,274

Concur Technologies, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended June 30		Nine Months Ended June 30
	2013	2012	2013	2012
Operating activities:
Consolidated net income (loss)	$ 2,584	$ 6,764	$ (17,587)	$ 854
Adjustments to reconcile consolidated net income (loss) to net cash provided by operating activities:
Amortization of intangible assets	4,715	5,177	13,718	13,776
Depreciation and amortization of property and equipment	7,648	5,981	21,351	17,020
Accretion of discount and issuance costs on notes	4,913	3,062	11,312	9,030
Share-based compensation	14,684	17,528	46,131	39,074
Revaluation of contingent consideration	(6,109)	(3,281)	(3,977)	(6,858)
Deferred income taxes	4,769	(10,289)	1,552	(3,568)
Excess tax benefits from share-based compensation	(352)	(191)	(717)	(364)
Loss from equity investments	589	982	1,957	2,048
Payments of contingent consideration	-	-	(591)	-
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, net	(9,169)	(3,162)	(16,558)	(18,309)
Deferred costs and other assets	(3,769)	(3,194)	(8,114)	(6,105)
Accounts payable	(1,327)	(1,147)	334	(31)
Accrued liabilities	(1,197)	3,033	(12,507)	(1,325)
Deferred revenues	10,035	3,848	15,458	11,339
Net cash provided by operating activities	28,014	25,111	51,762	56,581
Investing activities:
Purchases of investments	(317,926)	(144,102)	(571,111)	(442,124)
Maturities of investments	137,465	159,479	349,950	384,238
Increase (decrease) in customer funding liabilities, net of changes in restricted cash	2,910	(897)	11,039	(8,461)
Investments in and loans to unconsolidated affiliates	-	(12,002)	(17,326)	(18,866)
Capital expenditures	(19,558)	(7,166)	(40,547)	(22,595)
Payments for acquisitions, net of cash acquired	-	(806)	(9,564)	(68,266)
Payments of contingent consideration related to Etap acquisition	-	-	(1,266)	(5,275)
Net cash used in investing activities	(197,109)	(5,494)	(278,825)	(181,349)
Financing activities:
Equity issuance costs	(120)	-	(120)	-
Proceeds from borrowings on senior convertible notes, net	474,949	-	474,949	-
Proceeds from warrants	23,753	-	23,753	-
Payments for senior convertible note hedges	(58,161)	-	(58,161)	-
Investments in consolidated joint venture by noncontrolling interest	619	-	619	-
Payments on repurchase of common stock	(450)	(76)	(651)	(1,451)
Net proceeds from share-based equity award activity	615	393	2,035	2,064
Proceeds from employee stock purchase plan activity	767	557	2,351	1,717
Minimum tax withholding on restricted stock awards	(15)	-	(19,362)	(9,718)
Excess tax benefits from share-based compensation	352	191	717	364
Payments of contingent consideration	-	-	(2,497)	-
Net cash provided by (used in) financing activities	442,309	1,065	423,633	(7,024)
Effect of foreign currency exchange rate changes on cash and cash equivalents	(701)	(266)	(1,891)	(549)
Net increase (decrease) in cash and cash equivalents	272,513	20,416	194,679	(132,341)
Cash and cash equivalents at beginning of period	224,440	217,400	302,274	370,157
Cash and cash equivalents at end of period	$ 496,953	$ 237,816	$ 496,953	$ 237,816

Concur Technologies, Inc.
Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures
(In thousands, except per share and margin data)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2013	2012	2013	2012

Operating income:
Operating income	$ 13,800	$ 3,541	$ 2,875	$ 14,328
Income from operations as a % of total revenue (operating margin)	10%	3%	1%	4%
Add back:
Share-based compensation	14,684	17,528	46,131	39,074
Amortization of intangibles	4,715	5,177	13,718	13,776
Acquisition and other related costs	1,130	289	2,611	882
Revaluation of contingent consideration	(6,109)	(3,281)	(3,977)	(6,858)
Contingent consideration (included in compensation expense)	(3,981)	(2,025)	(2,906)	112
Noncontrolling interest joint venture	231	142	725	346
Non-GAAP operating income	$ 24,470	$ 21,371	$ 59,177	$ 61,660
Non-GAAP operating income as a % of total revenue (non-GAAP operating margin)	17.6%	18.9%	15.2%	19.2%
Net income (loss) attributable to Concur:
Net income (loss) attributable to Concur	$ 2,815	$ 6,906	$ (16,862)	$ 1,200
Add back:
Share-based compensation	14,684	17,528	46,131	39,074
Amortization of intangibles	4,715	5,177	13,718	13,776
Acquisition and other related costs	1,130	289	2,611	882
Revaluation of contingent consideration	(6,109)	(3,281)	(3,977)	(6,858)
Contingent consideration (included in compensation expense)	(3,981)	(2,025)	(2,906)	112
Loss from equity investments	589	982	1,957	2,048
Accretion of note discount	4,316	2,744	10,059	8,086
Income tax expense (benefit)	4,237	(9,148)	2,502	(2,490)
Non-GAAP pretax income attributable to Concur	$ 22,396	$ 19,172	$ 53,233	$ 55,830
Diluted net income (loss) per share attributable to Concur:
Diluted net income (loss) per share attributable to Concur	$ 0.05	$ 0.12	$ (0.30)	$ 0.02
Add back:
Share-based compensation	0.26	0.31	0.81	0.69
Amortization of intangibles	0.08	0.09	0.24	0.24
Acquisition and other related costs	0.02	0.01	0.05	0.02
Revaluation of contingent consideration	(0.10)	(0.06)	(0.07)	(0.12)
Contingent consideration (included in compensation expense)	(0.07)	(0.04)	(0.05)	-
Loss from equity investments	0.01	0.02	0.03	0.04
Accretion of note discount	0.07	0.05	0.18	0.14
Income tax expense (benefit)	0.07	(0.16)	0.04	(0.04)
Non-GAAP pretax diluted income per share attributable to Concur	$ 0.39	$ 0.34	$ 0.93	$ 0.99
Shares used in calculation of GAAP and non-GAAP income (loss) per share attributable to Concur:
GAAP basic shares	55,845	54,778	55,506	54,465
GAAP diluted shares	59,290	57,500	55,506	56,631
Adjustment for senior convertible notes hedges	(1,715)	(767)	-	(214)
Adjustment for share-based equity awards	-	-	1,684	-
Non-GAAP diluted shares	57,575	56,733	57,190	56,417

Concur Technologies, Inc.
Reconciliation of GAAP Operating Expense to Non-GAAP Operating Expense
(In thousands, except per share and margin data)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2013	2012	2013	2012
Non-GAAP operating expense:
Cost of operations	$ 35,120	$ 29,846	$ 102,425	$ 86,371
Sales and marketing	52,371	38,666	146,678	107,938
Systems development and programming	11,835	9,878	36,101	27,404
General and administrative	14,866	13,399	44,355	38,560
Total	$ 114,192	$ 91,789	$ 329,559	$ 260,273
Non-GAAP operating margin*	17.6%	18.9%	15.2%	19.2%
Non-GAAP pretax diluted income per share attributable to Concur*	$ 0.39	$ 0.34	$ 0.93	$ 0.99

	Three Months Ended June 30,		Nine Months Ended June 30,
	2013	2012	2013	2012
Cost of operations	$ 36,545	$ 32,033	$ 108,105	$ 91,288
Less:
Share-based compensation	1,349	2,161	5,410	4,839
Acquisition and other related costs	2	-	4	6
Noncontrolling interest joint venture	74	26	266	72
Non-GAAP cost of operations	$ 35,120	$ 29,846	$ 102,425	$ 86,371

Sales and marketing	$ 56,111	$ 45,217	$ 166,571	$ 127,440
Less:
Share-based compensation	7,213	8,321	22,198	19,248
Contingent consideration (included in compensation expense)	(3,599)	(1,831)	(2,627)	101
Acquisition and other related costs	-	-	22	25
Noncontrolling interest joint venture	126	61	300	128
Non-GAAP sales and marketing	$ 52,371	$ 38,666	$ 146,678	$ 107,938

Systems development and programming	$ 12,724	$ 11,713	$ 40,750	$ 31,460
Less:
Share-based compensation	1,250	2,019	4,857	4,013
Contingent consideration (included in compensation expense)	(382)	(194)	(279)	11
Acquisition and other related costs	-	-	3	5
Noncontrolling interest joint venture	21	10	68	27
Non-GAAP systems development and programming	$ 11,835	$ 9,878	$ 36,101	$ 27,404

General and administrative	$ 20,924	$ 18,767	$ 60,836	$ 50,511
Less:
Share-based compensation	4,872	5,027	13,666	10,974
Acquisition and other related costs	1,128	289	2,582	846
Noncontrolling interest joint venture	58	52	233	131
Non-GAAP general and administrative	$ 14,866	$ 13,399	$ 44,355	$ 38,560

* Please refer to the reconciliation of GAAP to non-GAAP financial measures on previous page.

CONCUR TECHNOLOGIES, INC.

About Concur's Non-GAAP Financial Measures

This release contains non-GAAP financial measures. The tables above reconcile the non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with accounting principles generally accepted in the United States ("GAAP").

Non-GAAP financial measures should not be considered as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Concur's non-GAAP financial measures do not reflect a comprehensive system of accounting, and they differ from GAAP measures with similar names and from non-GAAP financial measures with the same or similar names that are used by other companies. We strongly urge investors and potential investors in our securities to review the reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures that are included in this release, and our consolidated financial statements, including the notes thereto, and the other financial information contained in our periodic filings with the Securities and Exchange Commission and not to rely on any single financial measure to evaluate our business.

Concur's management believes that its non-GAAP financial measures provide useful information to investors because it allows investors to view the business through the eyes of management. Further, Concur believes that its non-GAAP financial measures provide meaningful supplemental information regarding Concur's operating results because they exclude amounts that Concur excludes as part of its monitoring of operating results and assessing the performance of the business. In addition, Concur believes that its non-GAAP financial measures facilitate the comparison of results for current periods and the business outlook for future periods with results of past periods because the measures provide a special focus on the underlying operating performance of the business relative to expectations.

Concur presents the following non-GAAP financial measures in this release: non-GAAP operating income, non-GAAP operating margin, non-GAAP operating expense, non-GAAP pretax income, non-GAAP cost of operations, non-GAAP sales and marketing expenses, non-GAAP systems development and programming expenses, non-GAAP general and administrative expenses, non-GAAP diluted shares, and non-GAAP diluted pretax income per share. Concur excludes the following items as noted from these non-GAAP financial measures:

  Share-based compensation. Concur's non-GAAP financial measures exclude share-based compensation, which consists of expenses for restricted stock units ("RSU"). Concur excludes these expenses from its non-GAAP financial measures primarily because they are non-cash expenses that are not considered part of ongoing operating results when assessing the performance of our business. Excluding these amounts improves comparability of the performance of the business across periods.
  Amortization of intangible assets. In accordance with GAAP, operating expenses include amortization of acquired intangible assets such as customer relationships and technology. Concur excludes these items from its non-GAAP financial measures because they are typically static expenses that Concur does not consider part of ongoing operating results when assessing the performance of our business, and Concur believes that doing so facilitates comparisons to its historical operating results and to the results of other companies in our industry, which have their own unique acquisition histories.
  Acquisition and other related costs. Concur excludes the effects of acquisition and other related costs from its non-GAAP financial measures. Acquisition and other related costs include transaction fees, due diligence costs, travel expenses, and other one-time direct costs associated with strategic activity in which we may deploy capital. Such expenses are incurred in connection with our acquisitions and other strategic investments, which generally would not have otherwise been incurred in the periods presented as a part of our continuing operations. Concur also believes it is useful for investors to understand the effects of these items on our operations.
  Revaluation of contingent consideration. The authoritative guidance on business combinations requires contingent consideration to be recorded at fair value on the acquisition date. The authoritative guidance also requires that changes in the fair value of the contingent consideration subsequent to the acquisition date be recorded in the consolidated statements of operations.  Concur excludes from its non-GAAP financial measures the gains or losses from the fair value re-measurement of the contingent consideration in order to facilitate the comparison of post-acquisition operating results. Concur believes that it is useful for investors to understand the effects of these items on our operations.
  Contingent consideration (included in compensation expense). Concur's non-GAAP financial measures exclude contingent consideration included in compensation expense which relates to the potential cash payment to certain TripIt employees whose right to receive such payment is forfeited if they terminate their employment prior to the required service period. The contingent cash payment that these employees are entitled to receive is part of the consideration that all TripIt shareholders received from Concur in exchange for their TripIt shares.  As the contingent payment is subject to continued employment, GAAP requires that it be accounted for as compensation expense and such expense is subject to revaluation similar to the above mentioned "revaluation of contingent consideration". Concur excludes this item from its non-GAAP financial measures primarily because it is a component of the deal consideration and it is not considered part of ongoing operating results when assessing the performance of our business. The exclusion of these expenses facilitates the comparison of post-acquisition operating results.
  Noncontrolling interest joint venture. Noncontrolling interest joint venture includes income or loss from operations attributable to our joint venture partner and is excluded from the calculation of non-GAAP operating income because it is unrelated to our ownership in the venture.
  Loss from equity investments. For investments under the equity method, Concur records its proportionate share of investee income or loss, including adjustments to recognize certain differences between carrying value and Concur's equity in net assets of the investee at the date of investment, impairments, and other adjustments required by the equity method. Concur's non-GAAP financial measures excludes the equity method adjustments from GAAP income because they are unrelated to our ongoing operations and are significantly impacted by factors outside our direct control.
  Accretion of note discount. In accordance with GAAP, interest expense on the senior convertible notes includes the accretion of the note discount, which is a non-cash expense that Concur does not consider part of ongoing operating results when assessing the performance of our business.
  Income tax expense (benefit). Concur excludes this expense (benefit) from certain non-GAAP financial measures primarily because it is largely a non-cash expense (benefit) that Concur does not consider a meaningful component of our operating results when assessing the performance of our business. The exclusion of this expense (benefit) facilitates the comparison of our business outlooks for future periods with the results from prior periods.

Further, in the calculation of non-GAAP pretax income per share:

  Non-GAAP pretax income is calculated by excluding the impacts of the non-GAAP adjustments described above.
  Non-GAAP diluted shares are calculated by including the anti-dilutive impact of options to purchase shares of our own stock, which reduces the potential economic dilution upon conversion of our senior convertible notes. Under GAAP, the anti-dilutive impact of such call options ("Senior Convertible Notes Hedge") is not reflected in diluted shares. Concur includes the anti-dilutive impact of the Senior Convertible Notes Hedge, if any, in non-GAAP diluted shares because it is useful for investors to understand their economic effects.
  The dilutive effect of all unvested share-based awards, if any, are included in the calculation of non-GAAP pretax income per share.

Except as noted below, Concur believes that all of the following considerations apply equally to each of the non-GAAP financial measures that we present:

  Concur's management uses non-GAAP operating income (including the derived non-GAAP operating margin), non-GAAP operating expense, non-GAAP pretax income and non-GAAP diluted pretax income per share in internal reports used by management in monitoring and making decisions regarding Concur's business. For example, these measures are used in monthly financial reports prepared for management, and in quarterly reports to Concur's Board of Directors. Concur also uses non-GAAP pretax diluted income per share as a measure to determine executive cash incentive compensation.
  Because share-based compensation, amortization of intangible assets, accretion of discount on senior convertible notes and income tax expense (benefit) are largely non-cash in nature, Concur believes that non-GAAP operating income, non-GAAP operating expense, non-GAAP diluted shares, non-GAAP pretax income and non-GAAP diluted pretax income per share provide a more focused view of the operations of its business. In particular, share-based compensation amounts are difficult to forecast because the magnitude of the charges depends upon the volume and timing of RSU grants. Excluding these amounts improves comparability of the performance of the business across periods.
  The principal limitation of Concur's non-GAAP financial measures is that they exclude significant expenses that are required by GAAP to be recorded. In addition, non-GAAP financial measures are subject to inherent limitations because they reflect the exercise of judgments by management about which charges are excluded from the non-GAAP financial measures.
  To mitigate this limitation, Concur presents its non-GAAP financial measures in connection with its GAAP results, and recommends that investors do not give undue weight to its non-GAAP financial measures.

About Concur

Concur® is a leading provider of integrated travel and expense management solutions for companies of all sizes. Concur's easy-to-use web-based and mobile solutions help companies and their employees control costs and save time. In support of the mission to fuel The Perfect Trip™, Concur delivers continuous innovation through The Concur® T&E Cloud, the open platform that enables the entire ecosystem to build upon and extend applications, content and T&E data aggregated through Concur; Concur® Open Booking, which ensures fully integrated travel and expense for every trip – regardless of where it is booked; and Concur® Big Data, which leverages the industry's most comprehensive source of T&E data to provide enhanced value in accordance with their travel policies. Learn more at www.concur.com.

CONTACT: Investors: Todd Friedman, Concur, +1-415-401-1205, Todd.Friedman@concur.com; or Press: Matt Inda, Weber Shandwick for Concur, +1-206-576-5593, minda@webershandwick.com